As filed with the Securities and Exchange Commission on November 9, 2007 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED MICRO CIRCUITS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2586591
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or Organization)
215 Moffett Park Drive
Sunnyvale, CA 94089
(858) 450-9333
(Address of Principal Executive Offices)

Applied Micro Circuits Corporation Amended and Restated 1992 Equity Incentive Plan
(Full Title of the Plan)
Robert G. Gargus
Senior Vice President and Chief Financial Officer
Applied Micro Circuits Corporation
215 Moffett Park Drive
Sunnyvale, CA 94089
(Name and Address of Agent for Service)
(858) 450-9333
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Cynthia J. Moreland, Esq.	D. Bradley Peck, Esq.
Vice President and General Counsel	Jason L. Kent, Esq.
Applied Micro Circuits Corporation	Cooley Godward Kronish llp
215 Moffett Park Drive	4401 Eastgate Mall
Sunnyvale, CA 94089	San Diego, CA 92121
(858) 450-9333	(858) 550-6000
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering	Aggregate	Amount of
be Registered	Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.01 per share	9,000,000 shares	$2.885	$25,965,000	$797.13
Common Stock, par value $0.01 per share (3)	22,332,809 shares	(4)	(4)	(4)
Total:	31,332,809 shares	$2.885	$25,965,000	$797.13

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers any additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), as may become issuable under the Registrant’s Amended and Restated 1992 Equity Incentive Plan (the “1992 Plan”) as a result of any stock split, stock dividend, recapitalization or similar event effected without consideration that increases the number of outstanding shares of the Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on November 8, 2007, as reported on the Nasdaq Global Select Market.

(3)	The Registrant has amended and restated the 1992 Plan and has terminated its 2000 Equity Incentive Plan (the “2000 Plan”). The number of shares issuable under the 1992 Plan has been, or will be, increased by the number of shares of Common Stock that (i) were issuable pursuant to options or stock awards outstanding under the 2000 Plan as of March 9, 2007 (the “Effective Date”) and restricted stock unit awards granted under the 2000 Plan in exchange for outstanding options that were surrendered as part of the Registrant’s stock option exchange program that terminated on May 10, 2007 (the “Exchange Program”) and (ii) but for the termination of the 2000 Plan, would otherwise have reverted to the share reserve of the 2000 Plan pursuant to the provisions thereof; provided, however, that those shares of Common Stock issuable pursuant to options outstanding under the 2000 Plan that were surrendered as part of the Exchange Program were not added to the share reserve of the 1992 Plan. Accordingly, an aggregate of 22,332,809 shares (the “Prior Shares”) that (i) were subject to outstanding options or stock awards under the 2000 Plan as of the Effective Date and have since reverted to the share reserve of the 1992 Plan as described above or (ii) are currently subject to outstanding awards granted under the 2000 Plan and which may in the future revert to the share reserve of the 1992 Plan as described above, are being transferred to the 1992 Plan.

(4)	The registration fee for the Prior Shares has previously been paid under a separate registration statement as described below, and pursuant to Instruction E to Form S-8, no additional fee is paid with respect to these shares:

Proposed
	Total Shares		Maximum	Proposed Maximum	Amount of
Registration	Originally	Number of Shares	Offering Price Per	Aggregate Offering	Registration Fee
Statement	Registered	Carried Over	Share	Price	Already Paid
333-99623	25,000,000	22,332,809	$3.90	$97,500,000	$8,970

ITEM 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.1

INCORPORATION BY REFERENCE TO CONTENTS OF REGISTRATION STATEMENTS ON FORM S-8 NOS. 333-47185, 333-92507 AND 333-110075.
          The contents of Registration Statements on Form S-8 Nos. 333-47185 filed with the Securities and Exchange Commission (the “Commission”) on March 2, 1998; 333-92507 filed with the Commission on December 10, 1999 and 333-110075 filed with the Commission on October 29, 2003 are incorporated by reference herein.
ITEM 9. UNDERTAKINGS
     (1) The undersigned Registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
          Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (d) That, for the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
               (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on November 9, 2007.

Applied Micro Circuits Corporation
By:	/s/ Kambiz Hooshmand
Kambiz Y. Hooshmand
President and Chief Executive Officer

POWER OF ATTORNEY
     Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Kambiz Y. Hooshmand and Robert G. Gargus, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Kambiz Hooshmand Kambiz Y. Hooshmand	President, Chief Executive Officer and Director (Principal Executive Officer)	November 7, 2007
/s/ Robert G. Gargus Robert G. Gargus	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 1, 2007
/s/ Cesar Cesaratto Cesar Cesaratto	Chairman of the Board	November 1, 2007
/s/ Donald Colvin Donald Colvin	Director	November 1, 2007
/s/ Niel Ransom Niel Ransom, Ph.D.	Director	November 1, 2007
/s/ Fred Shlapak Fred Shlapak	Director	November 1, 2007
/s/ Arthur B. Stabenow Arthur B. Stabenow	Director	November 1, 2007
/s/ Julie H. Sullivan Julie H. Sullivan, Ph.D.	Director	November 1, 2007

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Registrant’s Amended and Restated Certificate of Incorporation (1)

4.2	Registrant’s Amended and Restated Bylaws, as currently in effect (2)

4.3	Specimen common stock certificate of Registrant (3)

5.1	Opinion of Cooley Godward Kronish llp

23.1	Consent of Ernst & Young llp, independent registered public accounting firm

23.2	Consent of Cooley Godward Kronish llp. Reference is made to Exhibit 5.1

24.1	Power of Attorney is contained on the signature pages.

99.1	Amended and Restated 1992 Equity Incentive Plan (4)

(1)	Incorporated by reference to Exhibit 3.2 filed with the Company’s Registration Statement (No. 333-37609) filed October 10, 1997, and as amended by Exhibit 3.3 filed with the Company’s Registration Statement (No. 333-45660) filed September 12, 2000.

(2)	Incorporated by reference to Exhibit 3.2 filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

(3)	Incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement (No. 333-37609) filed October 10, 1997, or with any amendments thereto, which registration statement became effective November 24, 1997.

(4)	Incorporated by reference to Exhibit 10.4 filed with the Company’s Annual Report on Form 10-K (No. 000-23193) filed with the SEC on May 30, 2007.